Exhibit 15
May 29, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 15, 2002 on our review of interim financial information of FirstEnergy Corp. (the "Company') as of and for the three months ended March 31, 2002 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Company's Registration Statement on Form S-8 relating to the registration of an additional 7,500,000 shares of the Company's Common Stock to be issued pursuant to the Company's Executive and Director Incentive Compensation Plan.

Very truly yours,


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Cleveland, OH